Exhibit 10.6

ChronoScale Corporation

May 5, 2026

Ying Cenly Chen

Via Email

Re:	Offer of Employment

Dear Ying:

We are pleased to offer you employment with ChronoScale Corporation, a Nevada corporation (“Company”) on the terms set forth in this letter agreement (together with Exhibit A hereto, the “Letter Agreement”), effective as of May 5, 2026, or such other date as mutually agreed by the parties hereto (the “Effective Date”).

Position: You will have the position of Chief Executive Officer of the Company, reporting to the Board of Directors of the Company (the “Board”) or such other person as designated from time to time by the Board. Your duties and responsibilities may be modified from time to time by the Board or other individual to whom you report. You are an exempt employee and are not entitled to overtime pay regardless of the number of hours worked.

You will at all times perform your duties and responsibilities honestly, diligently, in good faith and to the best of your ability. You will observe and comply with all of the policies and procedures established by the Company that are applicable to the Company’s employees, and with all applicable laws, rules and regulations imposed by any governmental or regulatory authorities, in each case, as in effect from time to time. You will exercise your best efforts in furtherance of, and devote all of your business time and efforts to, the operation of the business and affairs of the Company and its subsidiaries and shall not provide any services to any other person, company, entity or firm during your employment unless approved by the Company in writing.

Location: Your services will be performed primarily remotely, from a location within the continental United States. You acknowledge that you may be expected to travel in furtherance of the performance of your duties and agree to do so as needed, and as directed.

Base Salary: Your base salary shall be at the annualized rate of $650,000 (the “Base Salary”). The Base Salary shall be payable in accordance with the Company’s normal payroll practices, subject to applicable withholdings and deductions, and shall be subject to review by the Company from time to time.

Annual Bonus Opportunity: For each fiscal year during your employment, you may also be eligible for a discretionary annual bonus with a target of 100% of your Base Salary (the “Annual Bonus”), pro-rated for the fiscal year in which you commence employment hereunder, subject to applicable withholdings and deductions. The actual amount of your Annual Bonus, if any, shall be based upon Company performance and your individual performance for such fiscal year, as determined by the Board or the Compensation Committee thereof (the “Committee”), and may be more or less than such target amount. Each Annual Bonus, if any, will be subject to your continued employment with the Company through the date of payment, irrespective of any reason for your termination, and shall not be earned until it is paid to you.

Equity Award: The Company shall recommend to the Board or the Committee that you be granted 2,800,000 restricted stock units (the “RSUs”) under the ChronoScale Corporation 2026 Omnibus Equity Incentive Plan (as may be amended, restated, or otherwise modified from time to time, the “Plan”) as soon as reasonably practical following the Effective Date. Subject to approval by the Board or the Committee, the RSUs are expected to vest as follows: (i) one-third (1/3rd) of the RSUs shall vest on the one (1)-year anniversary of the date of grant (the “Cliff Date”); and (ii) one-sixth (1/6th) of the RSUs shall vest on each six (6) month anniversary of the Cliff Date thereafter (such that the RSUs shall be fully vested on the third anniversary of the date of grant), in each case, subject to your continued employment with the Company through the applicable vesting date.

Paid Time Off: You will be eligible for paid time off and other leave time in accordance with the Company’s policies as may be in effect from time to time.

Other Benefits: You shall be eligible for participation in welfare and other benefit plans, practices, policies and programs established by the Company or any of its subsidiaries, on such terms as may be generally available to employees of the Company, and your participation in such plans is subject to the terms and conditions of the Company’s (or its subsidiaries’) benefit plan documents, policies and procedures, from time to time established and in effect. The Company reserves the right to change, replace or terminate any or all of the foregoing benefits from time to time, including contribution levels.

Expenses: The Company will reimburse you for all reasonable, documented business expenses you incur in accordance with the performance of your duties to the Company, subject to the Company’s policies with respect to expense reimbursement as in effect from time to time.

Employee Covenants Agreement: You are required, as a condition of your employment with the Company, to execute the Employee Non-Disclosure, Invention Assignment and Restrictive Covenants Agreement attached hereto as Exhibit A (the “Employee Covenants Agreement”) simultaneously herewith and to comply with all its terms.

Termination: Employment with the Company is for no specific period of time. Your employment with the Company shall be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason or for no reason, with or without advance notice. If your employment is terminated for any reason, you will receive only (i) payment of any accrued and unpaid Base Salary as of such termination date, and (ii) reimbursement of business expenses incurred but not paid prior to such termination date, to the extent eligible for reimbursement in accordance with the terms of this Letter Agreement (together, the “Accrued Obligations”). Notwithstanding the foregoing, in the event your employment is terminated by the Company without “Cause” (as defined below) then, subject to your execution and delivery to the Company, and non-revocation (if applicable), of an executed waiver and release of claims in a form provided by the Company (the “Release”) that becomes effective and irrevocable within sixty (60) days of your date of termination (or such shorter time period set forth in the Release), and your continued compliance with the terms and conditions of this Letter Agreement, the Employee Covenants Agreement, and the Release, you shall receive, in addition to the Accrued Obligations, the following: (i) an amount in cash equal to eighteen (18) months of your Base Salary at the rate in effect as of your date of termination, payable, less applicable withholdings and deductions, in the form of salary continuation in regular installments over eighteen (18) months, with the first of such installments to commence on the first regular payroll date following the date the Release becomes effective and irrevocable (the “Installment Payments”); (ii) payment of any Annual Bonus for the preceding fiscal year of the Company, to the extent unpaid as of the termination, in an amount equal to the amount you would have received had your employment not terminated, as determined by the Company, and payable in a lump sum within ten (10) days following the later of the date that the Annual Bonus would otherwise have been paid, had employment not terminated, and the effectiveness of the Release, but in no event later than the last day of the “short-term deferral period” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”); (iii) an amount equal to a pro-rata portion of your Annual Bonus for the fiscal year in which your termination of employment occurs, based on your number of days worked in such fiscal year through the date of termination, and based on the amount you would have received, had your employment not terminated, as determined by the Company, payable in a lump sum within ten (10) days following the later of the date that the Annual Bonus would otherwise have been paid, had employment not terminated, and the effectiveness of the Release, but in no event later than the last day of the “short-term deferral” period for purposes of Section 409A; and (iv) in the event your employment is terminated by the Company without Cause prior to the two (2)-year anniversary of the Effective Date, fifty percent (50%) of your then-unvested RSUs shall accelerate and vest upon such termination. Notwithstanding the foregoing, to the extent necessary to avoid adverse tax consequences to you under Section 409A, in the event the maximum sixty (60) day period plus the first regular payroll date thereafter spans two calendar years, the Installment Payments shall commence on the later of the first regular payroll date of such second calendar year or the first payroll date following the effectiveness of the Release.

For purposes of this Letter Agreement, “Cause” means your (i) indictment for or conviction of, or the entry of a plea of guilty or no contest to, a felony or any other crime involving dishonesty or moral turpitude or that causes the Company or its affiliates disgrace or disrepute, or adversely affects the Company’s or its affiliates’ operations or financial performance or the relationship the Company or its affiliates have with their respective customers, (ii) gross negligence or willful misconduct with respect to the Company or any of its affiliates, including, without limitation fraud, embezzlement, misappropriation, theft or dishonesty (A) in the course of your employment or other service or (B) otherwise which is injurious to the Company or any of its affiliates; (iii) failure to perform at a level of effort or results commensurate with your role or responsibilities; (iv) refusal to perform any obligation or fulfill any duty (other than any duty or obligation of the type described in clause (vi) below) to the Company or its affiliates (other than due to a disability); (v) breach of any agreement with or duty owed to the Company or any of its affiliates; (vi) any breach of any obligation or duty to the Company or any of its affiliates (whether arising by statute, common law or agreement) relating to confidentiality, noncompetition, nonsolicitation or proprietary rights; (vii) any breach of any policy of the Company or its affiliates or any action that the Board determines is reasonably likely to cause the Company or its affiliates disgrace or disrepute; (viii) repeatedly (i.e., on more than one occasion) being under the influence of drugs or alcohol (other than over-the-counter or prescription medicine or other medically-related drugs to the extent they are taken in accordance with their directions or under the supervision of a physician) which interferes with the performance of your duties to the Company or any of its affiliates, or, while under the influence of such drugs or alcohol, engaging in inappropriate conduct during the performance of your duties to the Company or any of its affiliates; or (ix) engaging in any act or discrimination or harassment or any unwelcome sexual advances, requests for sexual favors, and other verbal or physical conduct of a sexual nature.

Section 280G: If any payment, benefit or distribution of any type to you or for your benefit, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Letter Agreement or otherwise (collectively, the “Parachute Payments”) could subject you to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”) or may not be deductible as a result of Section 280G of the Code, then the Parachute Payments shall be reduced so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Parachute Payments to be subject to the Excise Tax or would cause the Parachute Payments to not be deductible.

Company Policies: In accordance with the Nasdaq Stock Exchange listing standards and the requirements thereunder, the Company has adopted, or may adopt from time to time, without limitation, (i) a clawback policy (the “Clawback Policy”), (ii) a Regulation Full Disclosure policy (the “Reg FD Policy”), and (iii) an insider trading policy (collectively with the Clawback Policy and Reg FD Policy, the “Policies”). You acknowledge and agree that: (i) you shall be bound by and abide by the terms of the Policies as they currently exist or may be adopted from time to time; (ii) the Policies may be amended or restated from time to time, and you shall be bound by and abide by the terms of the Policies as they may change over time; (iii) you shall cooperate and shall promptly return any incentive-based compensation that the Company determines is subject to recoupment under the Clawback Policy; and (iv) any incentive-based or other compensation paid to you under any agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required by such law, government regulation or stock exchange listing requirement.

Other Contingencies: This offer is contingent upon (i) compliance with Federal I-9 requirements (including timely presenting suitable identification to verify your identity and legal authorization to work in the United States); and (ii) successful completion of the Company’s background/reference checks.

Section 409A: The intent of the parties is that the payments and benefits under this Letter Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Letter Agreement shall be interpreted to be exempt from or in compliance therewith. Notwithstanding anything in this Letter Agreement to the contrary, any compensation or benefits payable under this Letter Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Letter Agreement as payable upon your termination of employment shall be payable only upon your “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”). Notwithstanding anything in this Letter Agreement to the contrary, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which you are entitled under this Letter Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of your benefits shall not be provided to you prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of your Separation from Service with the Company or (B) the date of your death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to you (or your estate or beneficiaries), and any remaining payments due to you under this Letter Agreement shall be paid as otherwise provided herein. Your right to receive any installment payments under this Letter Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.

Miscellaneous:

By signing this Letter Agreement below, you acknowledge and agree that no one at the Company has made any representation to you which differs from the terms set forth in this Letter Agreement. The terms of this Letter Agreement, together with the Employee Covenants Agreement attached as Exhibit A hereto, supersede any and all prior agreements, understandings and representations (whether written or oral) relating to the terms of your employment. No modification, amendment, supplement or waiver of the terms set forth in this Letter Agreement (or Exhibit A hereto) shall be binding unless made in writing and signed by you and the Company. For avoidance of doubt, this Letter Agreement may not be amended by any verbal communication, e-mail, text, or similar means of communication.

Your rights with respect to all amounts payable hereunder shall represent an unfunded, unsecured obligation of the Company. Any payments to you shall be paid from the general assets of the Company, and you shall have the status of an unsecured general creditor of the Company with respect to such amounts. Nothing in this Letter Agreement shall establish any trust or similar arrangement.

The Company may, without your consent, assign this Letter Agreement to any of its affiliates, successors, and assigns, and you shall not be entitled to any additional compensation. All determinations, interpretations, exercises of authority or other actions by the Company, the Board, or the Committee hereunder shall be made or taken by the Company, the Board, or the Committee, as applicable, in their sole and absolute discretion. This Letter Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument.

This Letter Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Texas without reference to the principles of conflicts of law of the State of Texas or any other jurisdiction that would result in application of the laws of a jurisdiction other than the State of Texas, and where applicable, the laws of the United States. Any controversy, claim or dispute arising out of or relating to this Letter Agreement or the Employee Covenants Agreement, shall be settled solely and exclusively by a binding arbitration process administered by JAMS in Dallas County, Texas. Such arbitration shall be conducted in accordance with the then-existing Employment Arbitration Rules before a sole arbitrator. The Company and you will each be responsible for their own attorneys’ fees and expenses incurred in connection with any such arbitration. The decision arrived at by the arbitrator shall be binding upon all parties to the arbitration and no appeal shall lie therefrom, except as provided by the Federal Arbitration Act. These arbitration procedures are intended to be the exclusive method of resolving any claim or dispute arising out of or related to this Letter Agreement, including the applicability of this paragraph; provided, however, that any party seeking injunctive relief in connection with a breach or anticipated breach of the Letter Agreement will do so in a state or federal court of competent jurisdiction within Dallas, Texas, to which courts you hereby submit to jurisdiction and accept venue therein as convenient. Neither an application for temporary emergency relief, nor a court’s consideration of granting such relief shall (i) constitute a waiver of the right to pursue arbitration under this provision or (ii) delay the appointment of the arbitrator(s) or the progress of arbitration proceedings. You represent and warrant that you have been represented by legal counsel of your own choosing in connection with the negotiation of the terms of this Letter Agreement. Therefore, your willingness to waive your right to have California law and forum for disputes is a knowing and voluntary waiver of your rights under California Labor Law Section 925(e) and you make the selection of Texas law and forum knowingly and voluntarily. You further knowingly, voluntarily and expressly waive any and all rights to initiate, participate in, or receive money or any other form of relief from any class, collective or representative proceeding and agree each arbitration proceeding shall proceed on an individualized basis. THE PARTIES ACKNOWLEDGE AND AGREE THAT THEY ARE WAIVING THEIR RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE ARISING OUT OF THIS LETTER AGREEMENT OR RELATED TO YOUR EMPLOYMENT OR THE TERMINATION THEREOF.

Representations:

You represent and warrant to the Company that neither your execution and delivery of this Letter Agreement nor the performance of your obligations hereunder, shall constitute a default under or a breach of any other agreement or contract to which you are a party or by which you are bound, nor shall your execution and delivery of this Letter Agreement nor the performance of your duties and obligations hereunder give rise to any claim or charge against either you or the Company based upon any other contract, or agreement to which you are a party or by which you are bound. You shall indemnify and hold harmless the Company against any and all claims that your execution and delivery of this Letter Agreement or your performance of your obligations hereunder constitutes a default under or a breach of any other agreement or contract to which you are a party or by which you are bound.

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To accept this offer, please countersign this Letter Agreement below and the Employee Covenants Agreement at your earliest convenience.

Sincerely,

ChronoScale Corporation

Print Name:	Jerome Wong

Signature:	/s/ Jerome Wong

Title:	Chief Financial Officer

Dated:	5/5/2026

Accepted:

/s/ Ying Cenly Chen
Name:	Ying Cenly Chen
Dated:	4/24/2026

Exhibit A

Employee Covenants Agreement